EXHIBIT 99

                  UNITY ANNOUNCES REGULATORY AGREEMENT


CLINTON, NEW JERSEY, JULY 28, 2000 ... UNITY BANCORP, INC. (NASDAQ NM: UNTY), and its subsidiary, Unity Bank, jointly announced today that they had entered into stipulations and agreements with their respective primary regulators; the Board of Governors of the Federal Reserve System with regard to the Company; and the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance with regard to the Bank. The agreements outline a series of affirmative steps to modify the Company's and Bank's procedures and performance, many of which already have begun.

      "We welcome the agreements with our regulatory partners," stated Robert J. Van Volkenburgh, Chairman and Chief Executive Officer of the Company. "The agreements we have signed formalize the actions which the board and management of the Bank have initiated. We are already in the process of undertaking many of the activities provided for under the agreements." Additionally, in light of the Bank's current financial performance, Mr. Van Volkenburgh and Vice Chairman David D. Dallas have agreed to suspend payment of their compensation from the Company.

      Among other things, the Bank and the Company are required to hire an outside consulting firm to undertake a review of their management structures, adopt strategic and capital plans which will increase the Bank's Tier 1 capital ratio, review and adopt various updated policies and procedures, adopt programs with regard to the resolution of certain criticized assets, and provide ongoing reporting to the various regulatory agencies with regard to the Bank's progress in meeting the requirements of the agreements. The agreements also require the Bank to establish a compliance committee to oversee the Bank's efforts in meeting all the requirements of the agreements.

      "The Bank remains in compliance with all federal capital requirements, reporting a Tier 1 leverage ratio of 5.10%, a Tier 1 to risk-based capital ratio of 7.34%, and a total risk-based capital ratio of 8.20% at June 30, 2000," noted Van Volkenburgh. "Furthermore, we believe our third quarter performance will demonstrate the results of the substantial steps we have taken thus far."

      The Company also announced that it was suspending the dividend payment due July 15, 2000, on shares of its Class A preferred stock. Under the regulatory agreements, the Company is restricted from paying dividends on either its common stock or preferred shares without prior regulatory approval.

      "It should be emphasized that these agreements will not affect the way the Bank conducts business with its customers, nor the deposit insurance provided for by the FDIC, " added Van Volkenburgh. "Rather, these steps strengthen Unity's commitment to refocus energies and attention on the core community banking franchise."


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      For additional information about the Bank, call Unity Direct at
800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.

Contact: Kevin Killian, Chief Financial Officer of the Company and Bank; 908.730.7630.


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